QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF ADVENT SOFTWARE, INC.

Name	State or Country of Incorporation
Advent Denmark AS	Denmark
Advent Norway AS	Norway
Advent Sweden AB	Sweden
Advent Netherlands BV	Netherlands
Advent Europe Limited	England and Wales
Advent Software (Asia) Ltd.	Hong Kong
Advent Software (Beijing) Co., Ltd.	China
Advent Software Singapore Pte. Ltd.	Singapore
Advent Switzerland SA	Switzerland
Hub Data, Inc.	Massachusetts
Second Street Securities, Inc.	Delaware

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF ADVENT SOFTWARE, INC.